Cabot Corporation To Close West Virginia Carbon Black Plant

BOSTON, MA (June 12, 2007) –Cabot Corporation (CBT/NYSE) announced today that it will close its carbon black manufacturing facility in Waverly, West Virginia. It is anticipated that manufacturing operations will cease in March 2008 with customer shipments from the facility continuing through the middle of 2008.

The decision to close the facility was driven by changes in the tire manufacturing industry. Over the past 18 months, tire manufacturing has seen a significant restructuring, with multiple tire capacity reductions in North America and the expansion of tire manufacturing facilities in China and other countries in the Asia Pacific and South America regions. These changes, together with the projected growth of imported tires to the United States, require Cabot to make this North American carbon black capacity adjustment in order to maintain its competitiveness. Cabot is in the process of debottlenecking several of its carbon black manufacturing facilities in North America to continue to fully meet customer requirements.

William J. Brady, Cabot executive vice president and general manager, Carbon Black said, “Our colleagues in Waverly have worked hard over the years to keep the facility operating as competitively as possible given the changes in the tire industry in North America. We have the utmost respect for them and their efforts. The decision to close the facility is very difficult due to the impact on our people and the community.”

Cabot expects the closure plan will result in a pre-tax charge to earnings of approximately $22 million over the next two years with approximately $8 million of this amount expected to be recorded during fiscal year 2007. Of the $22 million, the net cash outlays anticipated to be paid over the next two years are approximately $4 million.

The statements regarding the amount and timing of the charge to earnings the Company expects to record and of anticipated future cash expenditures made in this Press Release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those expressed by these forward-looking statement as a result of various important factors, including: finalization of employee severance arrangements; finalization of the accounting impact of the closure; higher than expected demolition, site clearing, environmental remediation or asset retirement costs; and other factors and risks discussed in the Company’s 2006 Annual Report on Form 10-K which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Cabot Corporation is a global specialty chemicals and materials company and is headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, and capacitor materials. Cabot employs approximately 4500 people in 45 manufacturing plants around the world.

Contact: Ethel Shepard
Manager, Corporate Affairs
617-342-6254
ethel_shepard@cabot-corp.com

Susannah Robinson
Director, Investor Relations
617-342-6129